Exhibit 5

August 7, 2003

National Grid Transco plc
1-3 Strand
London, WC2N 5EH
England

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

I am General Counsel for National Grid Transco plc (the “Company”), a corporation organized under the laws of England and Wales, and have examined the registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about August 7, 2003 in connection with the registration under the Securities Act of 1933, as amended (the “1933 Act”) of 13,000,000 shares of the Company’s ordinary shares, with a per share par value of 10 pence (the “Shares”), reserved for issuance under the National Grid Transco plc Performance Share Plan (the “Plan”).

As such counsel, I have examined the Memorandum and Articles of Association of the Company, the Plan and such other documents of the Company as I have deemed necessary or appropriate for the purposes of the opinion expressed herein, and am familiar with the proceedings proposed to be taken by the Company in connection with the operation and administration of the Plan and the sale and issuance of the Shares pursuant to the Plan.

It is my opinion that the Shares, when issued and sold in the manner referred to in the Plan, will be legally and validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of England and Wales.

I consent to the use of this opinion as an Exhibit to the Registration Statement.

Sincerely,

/s/ Fiona B. Smith

Fiona B. Smith
General Counsel